Knoll Wins the Prestigious Smithsonian's Cooper-Hewitt National Design Award

NEW YORK, NY, May 27, 2011 - Advancing quality of life through design innovation has earned Knoll (NYSE: KNL) the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Cooper-Hewitt, National Design Museum.

Winners of the prestigious awards are honored for excellence in design and the public impact of their body of work.

"Everyone who has ever been involved in designing, manufacturing or selling our products deserves credit for, and should take pride in, this award," said Andrew Cogan, CEO. "It encompasses the continuum of Knoll products, communications and environments that has evolved over time-and our investment in design that has created new solutions for the ever-changing workplace."

Knoll's history is the history of modern design in America. In 1938, Hans Knoll founded the company based on the conviction that good design enriches and improves our lives-at home and at work. In 1943, he was joined by his wife, Cranbrook-trained Florence, who formed the Planning Unit, a design consultancy devoted to office interiors-the first of its kind and, equally revolutionary, run by a woman.

This pioneering analysis of work patterns continues today, as Knoll leads the way in reimagining furniture for the ever-changing workplace. An early innovator in wood fabrication, Knoll has set standards for clean manufacturing policies and practices that conserve natural resources. Throughout its history, Knoll has fostered the most innovative designers of our time-Eero Saarinen, Ludwig Mies van der Rohe, Harry Bertoia, Marcel Breuer, Cini Boeri, Richard Sapper, Frank Gehry, Formway Design and Antenna Design, to name just a few-with one constant goal: a genuine balance of art and industry.

In the last two years, Knoll has invested in design by teaming up with six industrial design groups from around the world. New solutions for the office environment like Generation by Knoll®, MultiGeneration by Knoll®, Antenna® Workspaces and the Sapper™ Monitor Arm Collection have rolled out recently.

Knoll will further its introductions with ReGeneration by Knoll™ at NeoCon 2011, the contract industry trade show taking place in Chicago, June 13-15.

To learn more, visit: www.knoll.com/neocon11 or www.nationaldesignawards.org.

About Knoll
Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED® workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Contact:
David E. Bright
Knoll, Inc.
212 343-4135
dbright@knoll.com